Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS THIRD QUARTER RESULTS

Richmond, Va., October 22, 2020 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income available to common shareholders of $58.3 million and diluted earnings per common share of $0.74 for its third quarter ended September 30, 2020. Pre-tax pre-provision operating earnings(1) were $78.6 million for the third quarter ended September 30, 2020.

Net income available to common shareholders was $96.1 million and diluted earnings per common share were $1.22 for the nine months ended September 30, 2020. Pre-tax pre-provision operating earnings (1) were $217.3 million for the nine months ended September 30, 2020.

“During the third quarter, Atlantic Union delivered strong financial results and continued to demonstrate the resilience, agility and innovation required to successfully navigate through the challenging economic, credit and interest rate headwinds of COVID-19,” said John C. Asbury, president and chief executive officer of Atlantic Union.

“Operating under the mantra of soundness, profitability and growth – in that order of priority - Atlantic Union continues to be in a strong financial position with ample liquidity and a well-fortified capital base. Our financial performance has and will continue to benefit from the decisive actions the Company has taken to reduce its expense run rate to more closely align with revenue growth pressures driven by the lower for longer interest rate environment. These expense reduction actions include the consolidation of 14 branches in September, or nearly 10% of our branch network.

Looking forward, we believe that Atlantic Union will emerge from the challenges of COVID-19 as a stronger company that is well positioned to generate sustainable, profitable growth and is committed to leveraging the Atlantic Union franchise to build long term value for our shareholders.”

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

During 2020, the Company participated in the SBA PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was intended to provide economic relief to small businesses that have been adversely impacted by the COVID-19 global pandemic (“COVID-19”). The Company processed over 11,000 PPP loans, which totaled $1.7 billion with a recorded investment of $1.6 billion as of September 30, 2020, which included unamortized deferred fees of $32.6 million. The loans carry a 1% interest rate.

Expense Reduction Measures

During 2020, the Company undertook several actions, including the consolidation of 14 branches, which was completed in September 2020, to reduce expenses in light of the current and expected operating environment. These actions resulted in expenses during the third quarter of 2020 of approximately $2.6 million, primarily related to lease termination costs and real estate write-downs.

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

NET INTEREST INCOME

For the third quarter of 2020, net interest income was $137.4 million, an increase from $137.3 million reported in the second quarter of 2020. Net interest income (FTE)(1) was $140.3 million in the third quarter of 2020, an increase of $172,000 from the second quarter of 2020. The third quarter net interest margin decreased 15 basis points to 3.08% from 3.23% in the previous quarter, while the net interest margin (FTE)(1) decreased 15 basis points to 3.14% from 3.29% during the same period. The decreases in the net interest margin and net interest margin (FTE) were principally due to a 31 basis point decrease in the yield on earning assets (FTE)(1) offset by a 16 basis point decrease in cost of funds. The decline in the Company’s earning asset yields was driven by lower loan accretion income, an increase in the earning asset mix of lower yielding investment securities and the impact of lower market interest rates. The cost of funds decline was driven by lower deposit costs and wholesale borrowing costs driven by lower interest rate environment and a favorable funding mix.

The Company’s net interest margin (FTE) includes the impact of acquisition accounting fair value adjustments. Net accretion related to acquisition accounting decreased $2.7 million from the prior quarter to $3.7 million for the quarter ended September 30, 2020. The second and third quarters of 2020, and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended March 31, 2020	$9,528	50	(138)	$9,440
For the quarter ended June 30, 2020	6,443	34	(140)	6,337
For the quarter ended September 30, 2020	3,814	26	(167)	3,673
For the remaining three months of 2020 (estimated)	2,530	23	(187)	2,366
For the years ending (estimated):
2021	9,242	14	(807)	8,449
2022	7,449	(43)	(829)	6,577
2023	5,346	(32)	(852)	4,462
2024	4,334	(4)	(877)	3,453
2025	3,248	(1)	(900)	2,347
Thereafter	14,485	—	(9,873)	4,612
Total remaining acquisition accounting fair value adjustments at September 30, 2020	46,634	(43)	(14,325)	32,266

ASSET QUALITY

Overview

During the third quarter of 2020, the Company experienced a slight decrease in nonperforming assets (“NPAs”). Past due loan levels as a percentage of total loans held for investment at September 30, 2020 were higher than past due loan levels at June 30, 2020 and lower than past due loan levels at September 30, 2019. The increase in past due loan levels from June 30, 2020 was primarily within the 30-59 days past due category. Net charge-off levels and the provision for loan losses for the third quarter of 2020 decreased from the second quarter of 2020.

Loan Modifications for Borrowers Affected by COVID-19

On March 22, 2020, the five federal bank regulatory agencies and the Conference of State Bank Supervisors issued joint guidance (subsequently revised on April 7, 2020) with respect to loan modifications for borrowers affected by COVID-19 (the “March 22 Joint Guidance”). The March 22 Joint Guidance encourages banks, savings associations, and credit unions to make loan modifications for borrowers affected by COVID-19 and, importantly, assures those financial institutions that they will not (i) receive supervisory criticism for such prudent loan modifications and (ii) be required by examiners to automatically categorize COVID-19-related loan modifications as TDRs. The federal banking regulators have confirmed with the Financial Accounting Standards Board (or FASB) that short-term loan modifications made on a good faith basis in response to COVID-19 to borrowers who were current (i.e., less than 30 days past due on contractual payments) when the modification program was implemented are not considered TDRs.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

In addition, Section 4013 of the CARES Act provides banks, savings associations, and credit unions with the ability to make loan modifications related to COVID-19 without categorizing the loan as a TDR or conducting the analysis to make the determination, which is intended to streamline the loan modification process. Any such suspension is effective for the term of the loan modification; however, the suspension is only permitted for loan modifications made during the effective period of Section 4013 and only for those loans that were not more than thirty days past due as of December 31, 2019.

The Company has made certain loan modifications pursuant to the March 22 Joint Guidance or Section 4013 of the CARES Act and as of September 30, 2020 approximately $769.6 million remain under their modified terms, a decline of $831.3 million as compared to June 30, 2020. The majority of the Company’s modifications as of September 30, 2020 were in the commercial real estate portfolios.

Nonperforming Assets

At September 30, 2020, NPAs totaled $43.2 million, a decrease of $839,000 from June 30, 2020. NPAs as a percentage of total outstanding loans at September 30, 2020 were 0.30%, a decrease of 1 basis point from 0.31% at June 30, 2020.

Excluding the impact of the PPP loans(1), NPAs as a percentage of total outstanding loans were 0.34%, a decrease of 1 basis point from June 30, 2020.

The Company’s adoption of current expected credit loss (“CECL”) on January 1, 2020 resulted in a change in the accounting and reporting related to purchased credit impaired (“PCI”) loans, which are now defined as purchased credit deteriorated (“PCD”) and evaluated at the loan level instead of being evaluated in pools under PCI accounting. All prior period nonaccrual and past due loan metrics discussed herein have not been restated for CECL accounting and exclude PCI-related loan balances.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Nonaccrual loans	$39,023	$39,624	$44,022	$28,232	$30,032
Foreclosed properties	4,159	4,397	4,444	4,708	6,385
Total nonperforming assets	$43,182	$44,021	$48,466	$32,940	$36,417

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Beginning Balance	$39,624	$44,022	$28,232	$30,032	$27,462
Net customer payments	(2,803)	(6,524)	(3,451)	(5,741)	(3,612)
Additions	2,790	3,206	6,059	5,631	8,327
Impact of CECL adoption	—	—	14,381	—	—
Charge-offs	(588)	(1,088)	(1,199)	(1,690)	(884)
Loans returning to accruing status	—	8	—	—	(1,103)
Transfers to foreclosed property	—	—	—	—	(158)
Ending Balance	$39,023	$39,624	$44,022	$28,232	$30,032

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Beginning Balance	$4,397	$4,444	$4,708	$6,385	$6,506
Additions of foreclosed property	—	—	615	62	645
Valuation adjustments	—	—	(44)	(375)	(62)
Proceeds from sales	(254)	(55)	(854)	(1,442)	(737)
Gains (losses) from sales	16	8	19	78	33
Ending Balance	$4,159	$4,397	$4,444	$4,708	$6,385

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

Past Due Loans

Past due loans still accruing interest totaled $50.9 million or 0.35% of total loans held for investment at September 30, 2020, compared to $40.5 million or 0.28% of total loans held for investment at June 30, 2020, and $55.1 million or 0.45% of total loans held for investment at September 30, 2019. Excluding the impact of the PPP loans(1), past due loans still accruing interest were 0.40% of total loans held for investment at September 30, 2020, compared to 0.32% of total loans held for investment at June 30, 2020. The increase in past due loans in the third quarter of 2020 as compared to the second quarter was primarily within the 30-59 days past due category and due to increases in past due credit relationships within the owner occupied commercial real estate, commercial & industrial, and residential 1-4 family – consumer portfolios.

Of the total past due loans still accruing interest, $15.6 million or 0.11% of total loans held for investment were loans past due 90 days or more at September 30, 2020, compared to $19.3 million or 0.13% of total loans held for investment at June 30, 2020, and $12.0 million or 0.10% of total loans held for investment at September 30, 2019.

Net Charge-offs

For the third quarter of 2020, net charge-offs were $1.4 million, or 0.04% of total average loans on an annualized basis, compared to $3.3 million, or 0.09%, for the second quarter of 2020, and $7.7 million, or 0.25%, for the third quarter last year. Excluding the impact of the PPP loans(1), net charge-offs were 0.04% of total average loans on an annualized basis, compared to 0.10% for the second quarter of 2020. The majority of net charge-offs in the third quarter of 2020 were related to the third-party consumer loan portfolio.

Provision for Credit Losses

The provision for credit losses for the third quarter of 2020 was $6.6 million, a decrease of $27.6 million compared to the previous quarter and a decrease of $2.5 million compared to the same quarter in 2019. The provision for credit losses for the third quarter of 2020 consisted of $5.6 million in provision for loan losses and $1.0 million in provision for unfunded commitment.

Allowance for Credit Losses (“ACL”)

At September 30, 2020, the ACL was $186.1 million and included an allowance for loan and lease losses (“ALLL”) of $174.1 million and a reserve for unfunded commitments (“RUC”) of $12.0 million. The ACL increased $5.1 million from June 30, 2020, primarily due to the continued economic uncertainty related to COVID-19.

The ALLL increased $4.1 million and the RUC increased $1.0 million from June 30, 2020. The ALLL as a percentage of the total loan portfolio was 1.21% at September 30, 2020 and 1.19% at June 30, 2020. The ACL as percentage of total loans was 1.29% at September 30, 2020 and 1.26% at June 30, 2020. When excluding PPP loans(1), which are 100% guaranteed by the SBA, the ALLL as a percentage of adjusted loans increased 2 basis points to 1.36% from the prior quarter and the ACL as a percentage of adjusted loans increased 4 basis points to 1.46% from the prior quarter. The ratio of the ALLL to nonaccrual loans was 446.2% at September 30, 2020, compared to 429.0% at June 30, 2020.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

NONINTEREST INCOME

Noninterest income decreased $1.5 million to $34.4 million for the quarter ended September 30, 2020 from $35.9 million in the prior quarter primarily driven by a $10.3 million gain on sale of investment securities recorded during the second quarter and a decline of $2.3 million in loan-related interest rate swap income due to lower transaction volumes during the third quarter, which were significantly offset by increases in several other non-interest income categories. These positive offsets include an increase in mortgage banking income of $3.1 million primarily due to increased mortgage loan origination volumes due to the current low interest rate environment. In addition, in the third quarter of 2020, $1.7 million in unrealized gains were recognized related to equity method investments that experienced unrealized losses during the second quarter, bank owned life insurance income increased $1.4 million primarily related to death benefit proceeds received during the quarter, and service charges on deposit accounts increased $1.1 million primarily due to higher NSF and overdraft fees.

NONINTEREST EXPENSE

Noninterest expense decreased $9.6 million to $93.2 million for the quarter ended September 30, 2020 from $102.8 million in the prior quarter primarily driven by the recognition of approximately $10.3 million loss on debt extinguishment in the second quarter resulting from the prepayment of approximately $200.0 million in long-term FHLB advances. In addition, during the third quarter of 2020, there was a decline in the FDIC assessment of approximately $1.1 million due to the positive impact of PPP loans on the Company’s assessment rate. Noninterest expense also included approximately $2.6 million in costs related to the Company’s expense reduction plans, including the closure of 14 branches in September, approximately $639,000 in costs related to the Company’s response to COVID-19, and an increase in marketing expenses related to donations made by the Company to support organizations that fight the injustices of inequality and contribute to change in our communities.

INCOME TAXES

The effective tax rate for the three months ended September 30, 2020 was 15.3% compared to 15.2% for the three months ended June 30, 2020.

BALANCE SHEET

At September 30, 2020, total assets were $19.9 billion, an increase of $178.3 million, or approximately 3.6% (annualized), from June 30, 2020, and an increase of $2.5 billion, or approximately 14.3% from September 30, 2019. The increase in assets from the prior quarter was driven by an increase in the Company’s securities portfolio partially offset by a reduction in cash balances while growth from the prior year was primarily a result of both organic and PPP loan growth.

At September 30, 2020, loans held for investment (net of deferred fees and costs) were $14.4 billion, an increase of $74.6 million, or 2.1% (annualized), from June 30, 2020, while average loans increased $401.0 million, or 11.4% (annualized), from the prior quarter. Loans held for investment (net of deferred fees and costs) increased $2.1 billion, or 16.9% from September 30, 2019, while quarterly average loans increased $2.1 billion, or 17.3% from the prior year. Excluding the effects of the PPP(2), loans held for investment (net of deferred fees and costs) increased $475.6 million, or 3.9%, while quarterly average loans increased $480.2 million, or 3.9% from the prior year.

At September 30, 2020, total deposits were $15.6 billion, a slight decrease of $29.0 million, or approximately 0.7% (annualized), from June 30, 2020, while average deposits increased $620.1 million, or 16.5% (annualized), from the prior quarter. Deposits increased $2.5 billion, or 19.4% from September 30, 2019, while quarterly average deposits increased $2.8 billion, or 21.6% from the prior year. The increase in deposits from the prior year was primarily due to the impact of PPP loan related deposits and government stimulus.

The following table shows the Company’s capital ratios at the quarters ended:

	September 30,	June 30,	September 30,
	2020	2020	2019
Common equity Tier 1 capital ratio (1)	10.04%	9.88%	10.48%
Tier 1 capital ratio (1)	11.18%	11.03%	10.48%
Total capital ratio (1)	13.92%	13.81%	12.93%
Leverage ratio (Tier 1 capital to average assets) (1)	8.82%	8.82%	8.94%
Common equity to total assets	12.52%	12.41%	14.48%
Tangible common equity to tangible assets (2)	7.91%	7.74%	9.23%

(1)	All ratios at September 30, 2020 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(2)	These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

On June 9, 2020, the Company issued and sold 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), par value $10.00 per share of Series A Preferred Stock, with a liquidation preference of $10,000 per share of

Series A Preferred Stock. The net proceeds received from the issuance of the Series A Preferred Stock was approximately $166.4 million, after deducting the underwriting discount and other offering expenses payable by the Company. The Series A Preferred Stock is included in Tier 1 capital.

During the third quarter of 2020, the Company declared and paid cash dividends of $0.25 per common share, consistent with the second quarter of 2020 and the third quarter of 2019. During the third quarter of 2020, the Board also declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $156.60 per share (equivalent to $0.39 per outstanding depositary share). On July 10, 2019, the Company announced that its Board of Directors had authorized a share repurchase program (effective July 8, 2019) to purchase up to $150 million of the Company’s common stock through June 30, 2021 in open market transactions or privately negotiated transactions. On March 20, 2020, the Company suspended its share repurchase program, which had $20 million remaining in the authorization when it was suspended. The Company repurchased an aggregate of approximately 3.7 million shares, at an average price of $35.48 per share, under the authorization prior to the suspension.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 135 branches and approximately 155 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Middleburg Investment Services, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

THIRD QUARTER 2020 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call on Thursday, October 22, 2020 at 9:00 a.m. Eastern Time during which management will review the third quarter 2020 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 9936549. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/s65vcnnd.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results of the quarter ended September 30, 2020, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation, statements made in Mr. Asbury’s quotes, are statements that include, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to:

●	changes in interest rates;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;
●	the Company’s ability to manage its growth or implement its growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
●	real estate values in the Bank’s lending area;
●	an insufficient ACL;
●	changes in accounting principles relating to loan loss recognition (CECL);
●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
●	the Company’s ability to compete in the market for financial services and increased competition relating to fintech;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, including whether there is a resurgence of COVID-19 infections in connection with the seasonal flu, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the CARES Act and other legislative and regulatory reactions to COVID-19;
●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act;
●	the effects of changes in federal, state or local tax laws and regulations;

●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10-Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Nine Months Ended
	09/30/20	06/30/20	09/30/19	09/30/20	09/30/19
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$157,414	$162,867	$178,345	$491,607	$525,122
Interest expense	20,033	25,562	41,744	81,913	122,379
Net interest income	137,381	137,305	136,601	409,694	402,743
Provision for credit losses	6,558	34,200	9,100	100,954	18,192
Net interest income after provision for credit losses	130,823	103,105	127,501	308,740	384,551
Noninterest income	34,407	35,932	48,106	99,245	103,621
Noninterest expenses	93,222	102,814	111,687	291,681	324,022
Income before income taxes	72,008	36,223	63,920	116,304	164,150
Income tax expense	11,008	5,514	10,724	17,506	26,330
Income from continuing operations	61,000	30,709	53,196	98,798	137,820
Discontinued operations, net of tax	—	—	42	—	(128)
Net income	61,000	30,709	53,238	98,798	137,692
Dividends on preferred stock	2,691	—	—	2,691	—
Net income available to common shareholders	$58,309	$30,709	$53,238	$96,107	$137,692

Interest earned on earning assets (FTE) (1)	$160,315	$165,672	$181,149	$500,069	$533,590
Net interest income (FTE) (1)	140,282	140,110	139,405	418,156	411,211
Total revenue (FTE) (1)	174,689	176,042	187,511	517,401	514,832
Pre-tax pre-provision operating earnings (8)	78,566	70,423	76,630	217,258	214,695

Key Ratios
Earnings per common share, diluted	$0.74	$0.39	$0.65	$1.22	$1.72
Return on average assets (ROA)	1.23%	0.64%	1.23%	0.70%	1.11%
Return on average equity (ROE)	9.16%	4.96%	8.35%	5.19%	7.58%
Efficiency ratio	54.27%	59.35%	60.47%	57.31%	63.99%
Net interest margin	3.08%	3.23%	3.57%	3.26%	3.66%
Net interest margin (FTE) (1)	3.14%	3.29%	3.64%	3.32%	3.74%
Yields on earning assets (FTE) (1)	3.59%	3.90%	4.73%	3.97%	4.85%
Cost of interest-bearing liabilities	0.64%	0.84%	1.45%	0.90%	1.47%
Cost of deposits	0.39%	0.53%	0.95%	0.58%	0.92%
Cost of funds	0.45%	0.61%	1.09%	0.65%	1.11%

Operating Measures (4)
Net operating earnings	$61,000	$30,709	$56,057	$98,798	$163,665
Net operating earnings available to common shareholders	58,309	30,709	56,057	96,107	163,665
Operating earnings per share, diluted	$0.74	$0.39	$0.69	$1.22	$2.04
Operating ROA	1.23%	0.64%	1.29%	0.70%	1.32%
Operating ROE	9.16%	4.96%	8.80%	5.19%	9.01%
Operating ROTCE (2) (3)	16.49%	9.46%	15.64%	9.64%	16.18%
Operating efficiency ratio (FTE) (1)(7)	51.04%	56.00%	55.12%	53.92%	53.92%

Per Share Data
Earnings per common share, basic	$0.74	$0.39	$0.65	$1.22	$1.72
Earnings per common share, diluted	0.74	0.39	0.65	1.22	1.72
Cash dividends paid per common share	0.25	0.25	0.25	0.75	0.71
Market value per share	21.37	23.16	37.25	21.37	37.25
Book value per common share	31.86	31.32	31.29	31.86	31.29
Tangible book value per common share (2)	19.13	18.54	18.80	19.13	18.80
Price to earnings ratio, diluted	7.26	14.77	14.44	13.11	16.20
Price to book value per common share ratio	0.67	0.74	1.19	0.67	1.19
Price to tangible book value per common share ratio (2)	1.12	1.25	1.98	1.12	1.98
Weighted average common shares outstanding, basic	78,714,353	78,711,765	81,769,193	78,904,792	80,120,725
Weighted average common shares outstanding, diluted	78,725,346	78,722,690	81,832,868	78,921,108	80,183,113
Common shares outstanding at end of period	78,718,850	78,713,056	81,147,896	78,718,850	81,147,896

	As of & For Three Months Ended			As of & For Nine Months Ended
	09/30/20	06/30/20	09/30/19	09/30/20	09/30/19
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.04%	9.88%	10.48%	10.04%	10.48%
Tier 1 capital ratio (5)	11.18%	11.03%	10.48%	11.18%	10.48%
Total capital ratio (5)	13.92%	13.81%	12.93%	13.92%	12.93%
Leverage ratio (Tier 1 capital to average assets) (5)	8.82%	8.82%	8.94%	8.82%	8.94%
Common equity to total assets	12.52%	12.41%	14.48%	12.52%	14.48%
Tangible common equity to tangible assets (2)	7.91%	7.74%	9.23%	7.91%	9.23%

Financial Condition
Assets	$19,930,650	$19,752,317	$17,441,035	$19,930,650	$17,441,035
Loans held for investment	14,383,215	14,308,646	12,306,997	14,383,215	12,306,997
Securities	3,102,217	2,672,557	2,607,748	3,102,217	2,607,748
Earning Assets	17,885,975	17,680,876	15,365,753	17,885,975	15,365,753
Goodwill	935,560	935,560	929,815	935,560	929,815
Amortizable intangibles, net	61,068	65,105	78,241	61,068	78,241
Deposits	15,576,098	15,605,139	13,044,712	15,576,098	13,044,712
Borrowings	1,314,322	1,125,030	1,549,181	1,314,322	1,549,181
Stockholders' equity	2,660,885	2,618,226	2,525,031	2,660,885	2,525,031
Tangible common equity (2)	1,497,900	1,451,197	1,516,975	1,497,900	1,516,975

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,207,190	$1,247,939	$1,201,149	$1,207,190	$1,201,149
Commercial real estate - owner occupied	2,107,333	2,067,087	1,979,052	2,107,333	1,979,052
Commercial real estate - non-owner occupied	3,497,929	3,455,125	3,198,580	3,497,929	3,198,580
Multifamily real estate	731,582	717,719	659,946	731,582	659,946
Commercial & Industrial	3,536,249	3,555,971	2,058,133	3,536,249	2,058,133
Residential 1-4 Family - Commercial	696,944	715,384	721,185	696,944	721,185
Residential 1-4 Family - Consumer	830,144	841,051	913,245	830,144	913,245
Residential 1-4 Family - Revolving	618,320	627,765	660,963	618,320	660,963
Auto	387,417	380,053	328,456	387,417	328,456
Consumer	276,023	311,362	386,848	276,023	386,848
Other Commercial	494,084	389,190	199,440	494,084	199,440
Total loans held for investment	$14,383,215	$14,308,646	$12,306,997	$14,383,215	$12,306,997

Deposits
NOW accounts	$3,460,480	$3,618,523	$2,515,777	$3,460,480	$2,515,777
Money market accounts	4,269,696	4,158,325	3,737,426	4,269,696	3,737,426
Savings accounts	861,685	824,164	739,505	861,685	739,505
Time deposits of $250,000 and over	633,252	689,693	717,090	633,252	717,090
Other time deposits	1,930,320	1,968,474	2,179,740	1,930,320	2,179,740
Time deposits	2,563,572	2,658,167	2,896,830	2,563,572	2,896,830
Total interest-bearing deposits	$11,155,433	$11,259,179	$9,889,538	$11,155,433	$9,889,538
Demand deposits	4,420,665	4,345,960	3,155,174	4,420,665	3,155,174
Total deposits	$15,576,098	$15,605,139	$13,044,712	$15,576,098	$13,044,712

Averages
Assets	$19,785,167	$19,157,238	$17,203,328	$18,837,580	$16,639,041
Loans held for investment	14,358,666	13,957,711	12,240,254	13,639,401	11,821,612
Loans held for sale	45,201	56,846	75,558	50,902	46,095
Securities	2,891,210	2,648,967	2,660,270	2,721,161	2,681,463
Earning assets	17,748,152	17,106,132	15,191,792	16,809,423	14,700,019
Deposits	15,580,469	14,960,386	12,812,211	14,632,709	12,250,199
Time deposits	2,579,991	2,667,268	2,769,574	2,667,267	2,554,058
Interest-bearing deposits	11,260,244	10,941,368	9,803,624	10,875,752	9,408,182
Borrowings	1,183,839	1,344,994	1,623,681	1,324,457	1,753,276
Interest-bearing liabilities	12,444,083	12,286,362	11,427,305	12,200,209	11,161,458
Stockholders' equity	2,648,777	2,489,969	2,528,435	2,541,856	2,429,912
Tangible common equity (2)	1,483,848	1,446,948	1,517,400	1,469,918	1,442,831

		As of & For Three Months Ended			As of & For Nine Months Ended
		09/30/20	06/30/20	09/30/19	09/30/20	09/30/19
Asset Quality		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$169,977	$141,043	$42,463	$42,294	$41,045
Add: Day 1 impact from adoption of CECL		—	—	—	47,484	—
Add: Recoveries		1,566	1,411	1,574	5,137	4,940
Less: Charge-offs		2,978	4,677	9,317	14,806	21,190
Add: Provision for loan losses		5,557	32,200	9,100	94,013	19,025
Ending balance, ALLL		$174,122	$169,977	$43,820	$174,122	$43,820

Beginning balance, Reserve for unfunded commitment (RUC)		$11,000	$9,000	$1,100	900	900
Add: Day 1 impact from adoption of CECL		—	—	—	4,160	—
Add: Impact of acquisition accounting		—	—	—	—	1,033
Add: Provision for unfunded commitments		1,000	2,000	—	6,940	(833)
Ending balance, RUC		$12,000	$11,000	$1,100	12,000	1,100
Total ACL		$186,122	$180,977	$44,920	$186,122	$44,920

ACL / total outstanding loans		1.29%	1.26%	0.36%	1.29%	0.36%
ACL / total adjusted loans(9)		1.46%	1.42%	0.36%	1.46%	0.36%
ALLL / total outstanding loans		1.21%	1.19%	0.36%	1.21%	0.36%
ALLL / total adjusted loans(9)		1.36%	1.34%	0.36%	1.36%	0.36%
Net charge-offs / total average loans		0.04%	0.09%	0.25%	0.09%	0.18%
Net charge-offs / total adjusted average loans(9)		0.04%	0.10%	0.25%	0.11%	0.18%
Provision for loan losses/ total average loans		0.15%	0.93%	0.29%	0.92%	0.22%
Provision for loan losses/ total adjusted average loans(9)		0.17%	1.02%	0.29%	1.03%	0.22%
	`
Nonperforming Assets(6)
Construction and land development		$3,520	$3,977	$7,785	$3,520	$7,785
Commercial real estate - owner occupied		9,267	8,924	5,684	9,267	5,684
Commercial real estate - non-owner occupied		1,992	1,877	381	1,992	381
Multifamily real estate		33	33	—	33	—
Commercial & Industrial		1,592	2,708	1,585	1,592	1,585
Residential 1-4 Family - Commercial		5,743	5,784	3,879	5,743	3,879
Residential 1-4 Family - Consumer		12,620	12,029	8,292	12,620	8,292
Residential 1-4 Family - Revolving		3,664	3,626	1,641	3,664	1,641
Auto		517	584	604	517	604
Consumer		75	81	84	75	84
Other Commercial		—	1	97	—	97
Nonaccrual loans		$39,023	$39,624	$30,032	$39,023	$30,032
Foreclosed property		4,159	4,397	6,385	4,159	6,385
Total nonperforming assets (NPAs)		$43,182	$44,021	$36,417	$43,182	$36,417
Construction and land development		$93	$473	$171	$93	$171
Commercial real estate - owner occupied		1,726	7,851	2,571	1,726	2,571
Commercial real estate - non-owner occupied		168	878	36	168	36
Multifamily real estate		359	366	1,212	359	1,212
Commercial & Industrial		604	178	265	604	265
Residential 1-4 Family - Commercial		5,298	578	916	5,298	916
Residential 1-4 Family - Consumer		4,495	5,099	3,815	4,495	3,815
Residential 1-4 Family - Revolving		2,276	1,995	1,674	2,276	1,674
Auto		315	181	183	315	183
Consumer		327	1,157	1,163	327	1,163
Other Commercial		—	499	30	—	30
Loans ≥ 90 days and still accruing		$15,661	$19,255	$12,036	$15,661	$12,036
Total NPAs and loans ≥ 90 days		$58,843	$63,276	$48,453	$58,843	$48,453
NPAs / total outstanding loans		0.30%	0.31%	0.30%	0.30%	0.30%
NPAs / total adjusted loans(9)		0.34%	0.35%	0.30%	0.34%	0.30%
NPAs / total assets		0.22%	0.22%	0.21%	0.22%	0.21%
ALLL / nonaccrual loans		446.20%	428.97%	145.91%	446.20%	145.91%
ALLL/ nonperforming assets		403.23%	386.13%	120.33%	403.23%	120.33%

	As of & For Three Months Ended			As of & For Nine Months Ended
	09/30/20	06/30/20	09/30/19	09/30/20	09/30/19
Past Due Detail(6)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$2,625	$1,683	$1,062	$2,625	$1,062
Commercial real estate - owner occupied	4,924	1,679	4,977	4,924	4,977
Commercial real estate - non-owner occupied	1,291	930	5,757	1,291	5,757
Multifamily real estate	—	—	107	—	107
Commercial & Industrial	4,322	1,602	2,079	4,322	2,079
Residential 1-4 Family - Commercial	1,236	480	1,842	1,236	1,842
Residential 1-4 Family - Consumer	2,998	1,229	1,527	2,998	1,527
Residential 1-4 Family - Revolving	2,669	1,924	4,965	2,669	4,965
Auto	1,513	1,176	1,787	1,513	1,787
Consumer	1,020	844	2,000	1,020	2,000
Other Commercial	613	456	579	613	579
Loans 30-59 days past due	$23,211	$12,003	$26,682	$23,211	$26,682
Construction and land development	$223	$294	$351	$223	$351
Commercial real estate - owner occupied	1,310	430	—	1,310	—
Commercial real estate - non-owner occupied	1,371	369	1,878	1,371	1,878
Multifamily real estate	—	—	164	—	164
Commercial & Industrial	1,448	296	1,946	1,448	1,946
Residential 1-4 Family - Commercial	937	2,105	3,081	937	3,081
Residential 1-4 Family - Consumer	3,976	3,817	5,182	3,976	5,182
Residential 1-4 Family - Revolving	1,141	1,048	1,747	1,141	1,747
Auto	453	290	407	453	407
Consumer	772	561	1,666	772	1,666
Other Commercial	427	—	9	427	9
Loans 60-89 days past due	$12,058	$9,210	$16,431	$12,058	$16,431

Past Due and still accruing	$50,930	$40,468	$55,149	$50,930	$55,149
Past Due and still accruing / total adjusted loans(9)	0.40%	0.32%	0.45%	0.40%	0.45%

Troubled Debt Restructurings
Performing	$17,076	$15,303	$15,156	$17,076	$15,156
Nonperforming	7,045	5,042	3,582	7,045	3,582
Total troubled debt restructurings	$24,121	$20,345	$18,738	$24,121	$18,738

Alternative Performance Measures (non-GAAP)
Net interest income (FTE)
Net interest income (GAAP)	$137,381	$137,305	$136,601	$409,694	$402,743
FTE adjustment	2,901	2,805	2,804	8,462	8,468
Net interest income (FTE) (non-GAAP) (1)	$140,282	$140,110	$139,405	$418,156	$411,211
Noninterest income (GAAP)	34,407	35,932	48,106	99,245	103,621
Total revenue (FTE) (non-GAAP) (1)	$174,689	$176,042	$187,511	$517,401	$514,832

Average earning assets	$17,748,152	$17,106,132	$15,191,792	$16,809,423	$14,700,019
Net interest margin	3.08%	3.23%	3.57%	3.26%	3.66%
Net interest margin (FTE) (1)	3.14%	3.29%	3.64%	3.32%	3.74%

Tangible Assets
Ending assets (GAAP)	$19,930,650	$19,752,317	$17,441,035	$19,930,650	$17,441,035
Less: Ending goodwill	935,560	935,560	929,815	935,560	929,815
Less: Ending amortizable intangibles	61,068	65,105	78,241	61,068	78,241
Ending tangible assets (non-GAAP)	$18,934,022	$18,751,652	$16,432,979	$18,934,022	$16,432,979

Tangible Common Equity (2)
Ending equity (GAAP)	$2,660,885	$2,618,226	$2,525,031	$2,660,885	$2,525,031
Less: Ending goodwill	935,560	935,560	929,815	935,560	929,815
Less: Ending amortizable intangibles	61,068	65,105	78,241	61,068	78,241
Less: Perpetual preferred stock	166,357	166,364	—	166,357	—
Ending tangible common equity (non-GAAP)	$1,497,900	$1,451,197	$1,516,975	$1,497,900	$1,516,975

Average equity (GAAP)	$2,648,777	$2,489,969	$2,528,435	$2,541,856	$2,429,912
Less: Average goodwill	935,560	935,560	930,525	935,560	906,476
Less: Average amortizable intangibles	63,016	67,136	80,510	67,130	80,605
Less: Average perpetual preferred stock	166,353	40,325	-	69,248	-
Average tangible common equity (non-GAAP)	$1,483,848	$1,446,948	$1,517,400	$1,469,918	$1,442,831

	As of & For Three Months Ended			As of & For Nine Months Ended
	09/30/20	06/30/20	09/30/19	09/30/20	09/30/19
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Measures (4)
Net income (GAAP)	$61,000	$30,709	$53,238	$98,798	$137,692
Plus: Merger and rebranding-related costs, net of tax	—	—	2,819	—	25,973
Net operating earnings (non-GAAP)	61,000	30,709	56,057	98,798	163,665
Less: Dividends on preferred stock	2,691	—	—	2,691	—
Net operating earnings available to common shareholders (non-GAAP)	$58,309	$30,709	$56,057	$96,107	$163,665

Noninterest expense (GAAP)	$93,222	$102,814	$111,687	$291,681	$324,022
Less: Merger Related Costs	—	—	2,435	—	26,928
Less: Rebranding Costs	—	—	1,133	—	5,553
Less: Amortization of intangible assets	4,053	4,223	4,764	12,676	13,919
Operating noninterest expense (non-GAAP)	$89,169	$98,591	$103,355	$279,005	$277,622

Net interest income (FTE) (non-GAAP) (1)	$140,282	$140,110	$139,405	$418,156	$411,211
Noninterest income (GAAP)	34,407	35,932	48,106	99,245	103,621
Total revenue (FTE) (non-GAAP) (1)	$174,689	$176,042	$187,511	$517,401	$514,832

Efficiency ratio	54.27%	59.35%	60.47%	57.31%	63.99%
Operating efficiency ratio (FTE) (1)(7)	51.04%	56.00%	55.12%	53.92%	53.92%

Operating ROTCE (2)(3)(4)
Net operating earnings available to common shareholders (non-GAAP)	$58,309	$30,709	$56,057	$96,107	$163,665
Plus: Amortization of intangibles, tax effected	3,202	3,336	3,764	10,014	10,996
Net operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$61,511	$34,045	$59,821	$106,121	$174,661

Average tangible common equity (non-GAAP)	$1,483,848	$1,446,948	$1,517,400	$1,469,918	$1,442,831
Operating return on average tangible common equity (non-GAAP)	16.49%	9.46%	15.64%	9.64%	16.18%

Pre-tax pre-provision operating earnings (8)
Net income (GAAP)	$61,000	$30,709	$53,238	$98,798	$137,692
Plus: Provision for credit losses	6,558	34,200	9,100	100,954	18,192
Plus: Income tax expense	11,008	5,514	10,724	17,506	26,330
Plus: Merger and rebranding-related costs	—	—	3,568	—	32,481
Pre-tax pre-provision operating earnings (non-GAAP)	$78,566	$70,423	$76,630	$217,258	$214,695

Paycheck Protection Program adjustment impact (9)
Loans held for investment (net of deferred fees and costs)(GAAP)	$14,383,215	$14,308,646	$12,306,997	$14,383,215	$12,306,997
Less: PPP adjustments	1,600,577	1,598,718	—	1,600,577	—
Loans held for investment (net of deferred fees and costs),net adjustments, excluding PPP (non-GAAP)	$12,782,638	$12,709,928	$12,306,997	$12,782,638	$12,306,997

Average loans held for investment (GAAP)	$14,358,666	$13,957,711	$12,240,254	$13,639,401	$11,821,612
Less: Average PPP adjustments	1,638,204	1,273,883	—	1,457,091	—
Average loans held for investment, net adjustments, excluding PPP (non-GAAP)	$12,720,462	$12,683,828	$12,240,254	$12,182,310	$11,821,612

Mortgage Origination Volume
Refinance Volume	$145,718	$163,737	$62,230	$377,837	$102,069
Construction Volume	6,448	12,966	3,915	27,251	4,275
Purchase Volume	130,185	83,248	78,113	277,925	194,445
Total Mortgage loan originations	$282,351	$259,951	$144,258	$683,013	$300,789
% of originations that are refinances	51.6%	63.0%	43.1%	55.3%	33.9%

Wealth
Assets under management ("AUM")	$5,455,268	$5,271,288	$5,451,796	$5,455,268	$5,451,796

Other Data
End of period full-time employees	1,883	1,973	1,946	1,883	1,946
Number of full-service branches	135	149	149	135	149
Number of full automatic transaction machines ("ATMs")	157	169	169	157	169

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total revenue (FTE), which are used in computing net interest margin (FTE) and operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.

(2)	These are non-GAAP financial measures. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)	These are non-GAAP financial measures. Operating measures exclude merger and rebranding-related costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude certain costs resulting from acquisition activity and allow investors to more clearly see the combined economic results of the organization’s operations.
(5)	All ratios at September 30, 2020 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	Amounts are not directly comparable due to the Company’s adoption of CECL on January 1, 2020. Prior to January 1, 2020, nonaccrual and past due loan information excluded PCI-related loan balances. These balances also reflect the impact of the CARES Act and March 22 Joint Guidance, which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The operating efficiency ratio (FTE) excludes the amortization of intangible assets and merger-related costs. This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this measure is useful to investors as it excludes certain costs resulting from acquisition activity allowing for greater comparability with others in the industry and allowing investors to more clearly see the combined economic results of the organization’s operations.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the recently adopted CECL methodology, merger and rebranding-related costs unrelated to the Company’s normal operations, and income tax expense. The Company believes this measure is useful to investors as it excludes certain costs resulting from acquisition activity as well as the potentially volatile provision measure, and allows for greater comparability with others in the industry and for investors to more clearly see the combined economic results of the organization’s operations.
(9)	These are non-GAAP financial measures. PPP adjustment impact excludes the SBA guaranteed loans funded during the first half of 2020. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30,	June 30,	December 31,	September 30,
	2020	2020	2019	2019
ASSETS	(unaudited)	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$178,563	$202,947	$163,050	$218,584
Interest-bearing deposits in other banks	335,111	636,211	234,810	370,673
Federal funds sold	7,292	2,862	38,172	2,663
Total cash and cash equivalents	520,966	842,020	436,032	591,920
Securities available for sale, at fair value	2,443,340	2,019,164	1,945,445	1,918,859
Securities held to maturity, at carrying value	546,661	547,561	555,144	556,579
Restricted stock, at cost	112,216	105,832	130,848	132,310
Loans held for sale, at fair value	52,607	55,067	55,405	72,208
Loans held for investment, net of deferred fees and costs	14,383,215	14,308,646	12,610,936	12,306,997
Less allowance for loan and lease losses	174,122	169,977	42,294	43,820
Total loans held for investment, net	14,209,093	14,138,669	12,568,642	12,263,177
Premises and equipment, net	156,934	164,321	161,073	168,122
Goodwill	935,560	935,560	935,560	929,815
Amortizable intangibles, net	61,068	65,105	73,669	78,241
Bank owned life insurance	325,538	327,075	322,917	320,779
Other assets	566,667	551,943	378,255	409,025
Total assets	$19,930,650	$19,752,317	$17,562,990	$17,441,035
LIABILITIES
Noninterest-bearing demand deposits	$4,420,665	$4,345,960	$2,970,139	$3,155,174
Interest-bearing deposits	11,155,433	11,259,179	10,334,842	9,889,538
Total deposits	15,576,098	15,605,139	13,304,981	13,044,712
Securities sold under agreements to repurchase	91,086	77,216	66,053	67,260
Other short-term borrowings	175,200	—	370,200	344,600
Long-term borrowings	1,048,036	1,047,814	1,077,495	1,137,321
Other liabilities	379,345	403,922	231,159	322,111
Total liabilities	17,269,765	17,134,091	15,049,888	14,916,004
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	—	—
Common stock, $1.33 par value	104,141	104,126	105,827	107,330
Additional paid-in capital	1,914,640	1,911,985	1,790,305	1,831,667
Retained earnings	579,269	540,638	581,395	545,665
Accumulated other comprehensive income (loss)	62,662	61,304	35,575	40,369
Total stockholders' equity	2,660,885	2,618,226	2,513,102	2,525,031
Total liabilities and stockholders' equity	$19,930,650	$19,752,317	$17,562,990	$17,441,035

Common shares outstanding	78,718,850	78,713,056	80,001,185	81,147,896
Common shares authorized	200,000,000	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	-	-
Preferred shares authorized	500,000	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$138,402	$143,234	$156,651	$432,763	$459,603
Interest on deposits in other banks	137	155	1,030	1,154	2,047
Interest and dividends on securities:
Taxable	10,275	11,267	12,625	33,170	39,059
Nontaxable	8,600	8,211	8,039	24,520	24,413
Total interest and dividend income	157,414	162,867	178,345	491,607	525,122
Interest expense:
Interest on deposits	15,568	19,861	30,849	63,943	84,088
Interest on short-term borrowings	72	186	2,200	1,598	14,313
Interest on long-term borrowings	4,393	5,515	8,695	16,372	23,978
Total interest expense	20,033	25,562	41,744	81,913	122,379
Net interest income	137,381	137,305	136,601	409,694	402,743
Provision for credit losses	6,558	34,200	9,100	100,954	18,192
Net interest income after provision for credit losses	130,823	103,105	127,501	308,740	384,551
Noninterest income:
Service charges on deposit accounts	6,041	4,930	7,675	18,549	22,331
Other service charges, commissions and fees	1,621	1,354	1,513	4,600	4,879
Interchange fees	1,979	1,697	2,108	5,300	12,765
Fiduciary and asset management fees	6,045	5,515	6,082	17,543	16,834
Mortgage banking income	8,897	5,826	3,374	16,744	7,614
Gains on securities transactions	18	10,339	7,104	12,293	7,306
Bank owned life insurance income	3,421	2,027	2,062	7,498	6,191
Loan-related interest rate swap fees	3,170	5,484	5,480	12,602	10,656
Other operating income	3,215	(1,240)	12,708	4,116	15,045
Total noninterest income	34,407	35,932	48,106	99,245	103,621
Noninterest expenses:
Salaries and benefits	49,000	49,896	49,718	149,013	148,116
Occupancy expenses	7,441	7,224	7,493	21,798	22,427
Furniture and equipment expenses	3,895	3,406	3,719	11,042	10,656
Printing, postage, and supplies	904	999	1,268	3,194	3,763
Technology and data processing	6,564	6,454	5,787	19,187	17,203
Professional services	2,914	2,989	2,681	9,211	8,269
Marketing and advertising expense	2,631	2,043	2,600	7,413	7,891
FDIC assessment premiums and other insurance	1,811	2,907	381	7,578	5,620
Other taxes	4,124	4,120	3,971	12,364	11,779
Loan-related expenses	2,314	2,501	2,566	7,512	7,250
OREO and credit-related expenses	413	411	1,005	1,512	3,162
Amortization of intangible assets	4,053	4,223	4,764	12,676	13,919
Training and other personnel costs	746	876	1,618	3,192	4,240
Merger-related costs	—	—	2,435	—	26,928
Rebranding expense	—	—	1,133	—	5,553
Loss on debt extinguishment	—	10,306	16,397	10,306	16,397
Other expenses	6,412	4,459	4,151	15,683	10,849
Total noninterest expenses	93,222	102,814	111,687	291,681	324,022
Income from continuing operations before income taxes	72,008	36,223	63,920	116,304	164,150
Income tax expense	11,008	5,514	10,724	17,506	26,330
Income from continuing operations	$61,000	$30,709	$53,196	$98,798	$137,820
Discontinued operations:
Income (loss) from operations of discontinued mortgage segment	$—	$—	$56	$—	$(173)
Income tax expense (benefit)	—	—	14	—	(45)
Income (loss) on discontinued operations	—	—	42	—	(128)
Net income	61,000	30,709	53,238	98,798	137,692
Dividends on preferred stock	2,691	-	-	2,691	-
Net income available to common shareholders	$58,309	$30,709	$53,238	$96,107	$137,692

Basic earnings per common share	$0.74	$0.39	$0.65	$1.22	$1.72
Diluted earnings per common share	$0.74	$0.39	$0.65	$1.22	$1.72

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	September 30, 2020			June 30, 2020
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)

	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$1,738,033	$10,275	2.35%	$1,626,426	$11,267	2.79%
Tax-exempt	1,153,177	10,886	3.76%	1,022,541	10,394	4.09%
Total securities	2,891,210	21,161	2.91%	2,648,967	21,661	3.29%
Loans, net (3) (4)	14,358,666	138,635	3.84%	13,957,711	143,339	4.13%
Other earning assets	498,276	519	0.41%	499,454	672	0.54%
Total earning assets	17,748,152	$160,315	3.59%	17,106,132	$165,672	3.90%
Allowance for credit losses	(174,171)			(150,868)
Total non-earning assets	2,211,186			2,201,974
Total assets	$19,785,167			$19,157,238

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$7,834,317	$4,684	0.24%	$7,474,210	$7,303	0.39%
Regular savings	845,936	128	0.06%	799,890	123	0.06%
Time deposits (5)	2,579,991	10,756	1.66%	2,667,268	12,435	1.88%
Total interest-bearing deposits	11,260,244	15,568	0.55%	10,941,368	19,861	0.73%
Other borrowings (6)	1,183,839	4,465	1.50%	1,344,994	5,701	1.70%
Total interest-bearing liabilities	12,444,083	$20,033	0.64%	12,286,362	$25,562	0.84%

Noninterest-bearing liabilities:
Demand deposits	4,320,225			4,019,018
Other liabilities	372,082			361,889
Total liabilities	17,136,390			16,667,269
Stockholders' equity	2,648,777			2,489,969
Total liabilities and stockholders' equity	$19,785,167			$19,157,238
Net interest income		$140,282			$140,110

Interest rate spread			2.95%			3.06%
Cost of funds			0.45%			0.61%
Net interest margin			3.14%			3.29%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $3.8 million and $6.4 million for the three months ended September 30, 2020 and June 30, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $26,000 and $34,000 for the three months ended September 30, 2020 and June 30, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $167,000 and $140,000 for the three months ended September 30, 2020 and June 30, 2020, in amortization of the fair market value adjustments related to acquisitions.